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                                                                    EXHIBIT 99.1

                                [ABAXIS LOGO]

                              FOR IMMEDIATE RELEASE

             ABAXIS ANNOUNCES ADOPTION OF STOCK PURCHASE RIGHTS PLAN

Union City, California - April 23, 2003-- ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced today that its Board of Directors yesterday adopted a Stock Purchase Rights Plan designed to enable all Abaxis shareholders to realize the full value of their investment and to provide for fair and equal treatment for all Abaxis shareholders in the event that an unsolicited attempt is made to acquire Abaxis. The adoption of the Rights Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Abaxis without paying all shareholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire Abaxis. The Board is not aware of any such effort.

Under the Rights Plan, shareholders of record at the close of business on May 8, 2003 will receive one share purchase Right for each share of Abaxis Common Stock held on that date. The Rights, which will initially trade with the Common Stock and represent the right to purchase one one-thousandth of a share of the new Preferred Stock at $24.00 per Right, become exercisable when a person or group acquires 15% or more of Abaxis's Common Stock without prior Board approval. In that event, the Rights permit Abaxis shareholders, other than the acquiror, to purchase Abaxis Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Abaxis Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.001 each by action of the Board.

The Rights expire on April 22, 2013. The Rights distribution will not be taxable to shareholders and will be payable to shareholders of record on May 8, 2003.

REMINDER OF QUARTERLY EARNINGS CALL

As previously announced, Abaxis will hold a conference call to discuss its financial results for the fourth quarter and year-ended March 31, 2003. The call will be at 4:15 pm EDT (1:15 pm PDT) Thursday, April 24, 2003.

Participants can dial (719) 457-2645 or (800) 946-0719 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com. A replay of the call will be available by visiting www.abaxis.com for 120 days thereafter or by calling (719) 457-0820, access code 314359, through April 26, 2003.

ABOUT ABAXIS

ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called reagent discs that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or fingerstick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory. In addition to the blood chemistry analysis system, the Company markets a hematology analysis system. The hematology system, the VetScan HMT, is purchased from MELET SCHLOESING Laboratoires International ("MELET") through a cross OEM agreement. MELET markets the VetScan as the MScan in certain European markets.

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may", "believes", "projects", "expects", or "anticipates", and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the Company's products and the continuing development of its products, risks associated with seeking approval of some of our products from the U.S.

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Food and Drug   Administration,   risks associated with   manufacturing and
distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company's intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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                                    CONTACT:

                                  ABAXIS, INC.
              Clint Severson, Chief Executive Officer, 510-675-6500

                            RCG CAPITAL MARKETS GROUP
                               Retail: Joe Dorame
                        Institutional/Analysts: Joe Diaz
                               Media: Jeff Stanlis
                                  480-675-0400